Exhibit 2.1
                               First Amendment to
                            Stock Purchase Agreement

     1. Introduction. This First Amendment to the Stock Purchase Agreement made as of November 25, 2003 between G. Robert Williams, James Katzaroff and the Founders Group, Inc. (Sellers) and Electronic Identification, Inc. (Buyer) is hereby entered into as of December 16, 2003 in order to correct clerical errors in and to clarify the terms of Section 3 of the Stock Purchase Agreement. All terms in this First Amendment shall have the same meaning as in the Stock Purchase Agreement

     2. Amendment of Section 3. Section 3 of the Stock Purchase Agreement is amended and restated in its entirety to read as follows:

          "3. Purchase Price. The purchase price shall be common shares of Buyer exchanged pro-rata for the Corporation stock of each Seller, calculated as follows. Buyer represents that as of the date of this Stock Purchase Agreement, there are approximately 8,678,500 shares of common stock of Buyer either outstanding or issuable upon the exercise of any outstanding rights (e.g. options or warrants) to acquire common stock of Buyer. In addition, it is Buyer's intent to issue convertible debt of up to $200,000 convertible into Buyer Common stock at the rate of $0.40 per share (i.e. 500,000 shares). Buyer then intends to issue up to 3,600,000 additional shares for $.50 per share. After such transactions are completed, it is anticipated that Buyer will have a total of approximately 12,778,500 shares of common stock issued or issuable, exclusive of the stock to be issued under this Agreement.

          In the case of the convertible debt and the additional shares, investors will also receive a warrant for one share for each share acquired exercisable for one year at an exercise price of $1.25 (Warrant Shares). Buyer also anticipates adopting a stock option plan that will authorize the issuance of options to acquire up to 3,000,000 shares of Buyer's common stock. Such Warrant shares and any options granted under such stock option plan shall not be included in the calculation of the Estimated Total Buyer Stock.

          Buyer shall, at Closing, issue to Sellers, 19,300.000 shares of Buyer common stock, less the number of shares necessary for Buyer to reserve to honor all outstanding options to acquire Corporation common stock (see
     Section 5.c of the Stock Purchase Agreement) in exchange for all outstanding Corporation stock.

     3. Amendment of Section 13. Section 13 of the Stock Purchase Agreement is amended and restated in its entirety to read as follows:

          "13. Time and Place Of closing. The closing shall take place at Buyer's office, on the later of December 19, 2003 at 1 PM Pacific Standard Time or promptly after Buyer's Articles of Incorporation have been amended as needed to enable Buyer to issue its common stock to Sellers as provided for under this Agreement. Closing shall be evidenced by the issuance of Buyer's common stock to Sellers and the execution of a receipt by each Seller acknowledging such Seller's receipt of the stock certificate(s) evidencing such stock.

     4. Effect of Amendment. This First Amendment is binding upon and shall inure to the benefit of the parties' heirs, executors, administrators, representatives, successors, and assigns. Except as expressly amended by this First Amendment, all other terms and conditions of the Agreement remain in full force and effect.

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     5.  Applicable  Law. This First  Amendment shall be construed in accordance with the laws of Washington, the state in which Buyer is located.


In witness of their agreement to the terms of this First Amendment, the parties have executed this First Amendment.


/s/ G. Robert Williams
------------------------------------------
Seller: G. Robert Williams
Date: 12/16/03


/s/ James C. Katzaroff
------------------------------------------
Seller: James C. Katzaroff
Date: 12/16/03


/s/ Barbara Turner
------------------------------------------
Seller: Founders Group, Inc., by Barbara Turner, its President
Date: 12/16/03


Buyer: Electronic Identification Corporation


By: /s/ Brad Partridge
------------------------------------------
Its: President, Brad Partridge
Date: 12/16/03


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